Exhibit 5(b)
[Jones Day Letterhead]
November 22, 2010
Potash Corporation of Saskatchewan Inc.
122-1st Avenue South, Suite 500
Saskatoon, Saskatchewan S7K 7G3

Re:	$500,000,000 of 3.25% Notes due 2017 of Potash Corporation of Saskatchewan Inc. $500,000,000 of 5.625% Notes due 2040 of Potash Corporation of Saskatchewan Inc.
Ladies and Gentlemen:
          We have acted as counsel for Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 3.25% Notes due 2017 (the “2017 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.625% Notes due 2040 (the “2040 Notes” and together with the 2017 Notes, the “Notes”) pursuant to the Terms Agreement, dated as of November 22, 2010, including the Underwriting Agreement attached thereto as Exhibit I (collectively, the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representative of the several underwriters named therein (the “Underwriters”). The Notes will be issued pursuant to the Indenture, dated as of February 27, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).
          In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment thereof in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.
          For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.
          We have further assumed that: (i) the Company (a) is a corporation existing and in good standing under the laws of Canada and (b) has (1) all requisite power and authority, (2) obtained all requisite organizational, third party and governmental authorizations, consents and approvals

Potash Corporation of Saskatchewan Inc.
November 22, 2010

and (3) made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Indenture and the Notes; (ii) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties; and (iii) the Indenture and the Notes (a) have been (1) duly authorized by the Company and (2) executed and delivered by the Company under the laws of Canada, (b) do not violate the laws of Canada and (c) constitute valid and binding obligations of the Company under the laws of Canada.
          The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
          The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5(b) to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-167833) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/  Jones Day